UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2024

MEI Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41827	51-0407811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 EL CAMINO REAL, SUITE 250 SAN DIEGO, California	92130
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (858) 369-7100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00000002 par value	MEIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On June 18, 2024, MEI Pharma, Inc. (the “Company”), as tenant, entered into a Lease Termination Agreement (“Agreement”) with AAT Torrey Plaza, LLC., as landlord, for the Company’s offices at 11455 El Camino Real, Suite 200 and Suite 250, San Diego, California (the “Premises”). Under the Agreement, the lease will be terminated as of September 30, 2024, rather than its scheduled expiration date of November 30, 2029. The Company entered into the Agreement to terminate the lease for the Premises early as part of ongoing efforts to reduce operating expenses and consolidate its business. The Company will pay the landlord a termination fee (the “Termination Fee”) totaling approximately $11.1 million, representing a savings over the term of lease of approximately $3.7 million, before fees and other expenses. Early termination of the lease will result in an annual average reduction of operating expenses of approximately $2.6 million. The Company continues to believe, after paying the Termination Fee and associated fees and expenses, that its resources will be sufficient to fund its operations for at least 12 months from the issuance of this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 25, 2024	By:	/s/ Justin J. File
Justin J. File Chief Financial Officer and Secretary